Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Jones Lang LaSalle Incorporated:

We consent to the use of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

KPMG LLP

Chicago, Illinois

March 28, 2012